Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of FTD Companies, Inc. and the effectiveness of FTD Companies, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) dated March 15, 2017, appearing in the Annual Report on Form 10-K of FTD Companies, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 6, 2017